UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Tower Lane 1st Floor Avon, CT	06001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 678-7537

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Governance Agreement

In order to settle ongoing litigation with its largest stockholder, Nakash Energy LLC (“Nakash Energy”), and to facilitate its restructuring in bankruptcy, U.S. Energy Systems, Inc. (the “Company”) entered into a Governance Agreement (the “Governance Agreement”) on February 12, 2008 by and among the Company, two of the Company’s subsidiaries, US Energy Overseas Investments LLC (“USE Overseas”) and GBGH, LLC (“GBGH”), Nakash Energy, the then-incumbent members of the Company’s Board of Directors, and certain nominees of the then-incumbent directors and certain nominees of Nakash Energy for election to the Board of Directors.

As previously reported in the Company’s Current Report on Form 8-K dated January 9, 2008, the Company and two of its subsidiaries, USE Overseas and GBGH, filed voluntary petitions to commence cases under chapter 11 of Title 11 of the United States Code (the “U.S. Bankruptcy Code”) on January 9, 2008 (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases will enable the Company and its subsidiaries to pursue strategic alternatives for reorganization under protection of the U.S. Bankruptcy Code.

As previously reported in the Company’s Current Report on Form 8-K dated January 29, 2008, Nakash Energy, which, together with its affiliates, owns approximately 17.4 percent of the outstanding shares of common stock of the Company, filed suit in the Chancery Court of the State of Delaware against the Company seeking, among other things, to compel the Company to convene an annual meeting of stockholders, to contest the validity of actions taken by the Board of Directors to elect directors and to enjoin further action by the Board to fill vacancies on the Board. The Company instituted proceedings against Nakash Energy in the Bankruptcy Court to block further action being taken in the Delaware Chancery Court that would interfere with the Company’s reorganization efforts.

The Company and Nakash Energy engaged in discussions to pursue a settlement of these disputes and to agree on the corporate governance of the Company until confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases. The Governance Agreement was the product of the settlement discussions.

The Governance Agreement provides for an immediate standstill of litigation between Nakash Energy and the Company in the Delaware Chancery Court and the Bankruptcy Court. Pursuant to the terms of the Governance Agreement, the Company has filed a motion with the Bankruptcy Court requesting approval of the Governance Agreement and related matters in the Chapter 11 Cases. If the Bankruptcy Court approves the motion, pursuant to the Governance Agreement Nakash Energy and the Company will file stipulations voluntarily dismissing the Delaware Chancery Court litigation and the Bankruptcy Court proceedings between Nakash Energy and the Company. As a result, Nakash Energy’s request for an annual meeting of stockholders will be deferred until after confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases. In addition, Nakash Energy will also voluntarily withdraw its request with the Office of the United States Trustee for the appointment of an official committee of equity securityholders in the Chapter 11 Cases.

In addition to the settlement of disputes among the parties, the Governance Agreement also sets forth certain understandings among Nakash Energy, the Company and the prospective members of the Company’s Board of Directors concerning the corporate governance of the Company and its subsidiaries until confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases, including, among other things, the rights of Nakash Energy and of incumbent members of the Board of Directors to nominate directors. The remaining material terms of the Governance Agreement are summarized in Item 5.02 of this Current Report, which is incorporated by reference in its entirety into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors and Resignation of Existing Directors

Pursuant to the terms of the Governance Agreement described in Item 1.01 of this Current Report, on February 13, 2008 the Board of Directors of the Company elected:

•	Bruce Levy as a Class 1 Director, to fill the vacancy occasioned by the resignation of Ronny Strauss, and

•	Michael T. Novosel as a Class 3 Director, to fill the vacancy occasioned by the resignation of Jacob Feinstein.

Messrs. Levy and Novosel, together with Bernard J. Zahren, are referred to in the Governance Agreement and this Current Report as the “Incumbent Directors”.

After the election of Messrs. Levy and Novosel, as contemplated by the terms of the Governance Agreement, the Company’s Chief Executive Officer, Joseph P. Reynolds, resigned as a Class 2 Director and the Company’s Vice President and Chief Accounting Officer, Richard J. Augustine, resigned as a Class 1 Director, also on February 13, 2008. Messrs. Reynolds and Augustine will continue to serve in their respective capacities as executive officers of the Company.

As further provided by the terms of the Governance Agreement, the Board then proceeded, also on February 13, 2008, to elect the following individuals, each nominated by Nakash Energy:

•	Emzon Shung as a Class 1 Director, to fill the vacancy occasioned by the resignation of Mr. Augustine,

•	Robert Spiegelman as a Class 2 Director, to fill the vacancy occasioned by the resignation of Mr. Reynolds, and

•	Salvatore Nobile as a Class 3 Director, to fill the vacancy occasioned by the resignation of Carl W. Greene in December 2006.

Messrs. Shung, Spiegelman and Nobile are referred to in the Governance Agreement and this Current Report as the “Nakash Energy Directors”.

The arrangements under which the Incumbent Directors and the Nakash Energy Directors will continue to serve on the Board of Directors are set forth in the Governance Agreement. The Governance Agreement provides that the Board of Directors will be composed of an equal number of Incumbent Directors and Nakash Energy Directors, initially three each, at all times until the confirmation and substantial consummation of a plan of reorganization in the Company’s Chapter 11 Cases. Any vacancies among the Incumbent Directors will be filled by nominees of the remaining Incumbent Directors, and any vacancies among the Nakash Energy Directors will be filled by nominees of Nakash Energy. The term of each member of the Board will expire at the next annual meeting of stockholders of the Company, so that the entire Board will be eligible for election by the stockholders at that time.

The Board of Directors also named Bernard J. Zahren and Robert Spiegelman as Co-Chairmen of the Board and members of the Executive Committee of the Board in accordance with the Governance Agreement. The Governance Agreement requires that each Board committee be composed of an equal number of Incumbent Directors and Nakash Energy Directors. Consistent with the requirement for equal representation, the Board designated Messrs. Novosel and Nobile as members of the Audit Committee of the Board and Messrs. Levy and Shung as members of the Compensation Committee of the Board.

Further Rights and Responsibilities of the New Members of the Board of Directors

The newly-constituted Board has additional rights and responsibilities under the terms of the Governance Agreement. The board of directors of the principal U.S. subsidiary of the Company, U.S. Energy Biogas Corp., and the board of managers of USE Overseas, have been reconstituted based on appointments made by the Company’s new Board members, with an equal number of directors and managers named by the Incumbent Directors and by the Nakash Energy Directors. In addition, the four directors of GBGH, the Company’s 79 percent-owned subsidiary, that the Company has the right to designate will be composed of two directors named by the Incumbent Directors and two directors named by the Nakash Energy Directors.

As required under the Governance Agreement, the Board has adopted resolutions to require express authorization of the Company’s Board of Directors for the Company or any of its subsidiaries to take certain material actions, such as sales of assets, incurrence of debt or other material obligations, and certain other significant corporate actions. The Governance Agreement also provides that the Board of Directors will not modify any provisions of the Company’s By-laws regarding indemnification of the Company’s directors and officers and their right to advancement of expenses, except as may be required by law. The Company has agreed to maintain directors’ and officers’ liability and indemnity insurance coverage that is not less favorable than its current policies.

Stockholder Meetings

Although the membership of the Board of Directors has been reconstituted based upon the terms of the Governance Agreement, the Governance Agreement also provides that the Company will convene an annual meeting of stockholders as soon as practicable following confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases and the Company’s filing with the SEC of its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Post-Confirmation Annual Meeting”).

If the Bankruptcy Court does not approve the Governance Agreement, the Board of Directors will authorize the calling of an annual meeting of stockholders to be held in accordance with sections 211(c) and 223(c) of the Delaware General Corporation Law, which permit an annual meeting to be convened with less than the regular quorum of stockholders present (the “211(c) Annual Meeting”). The Company and Nakash Energy would file a stipulation in the Delaware Chancery Court to direct the calling of the 211(c) Annual Meeting. The sole purpose of the 211(c) Annual Meeting would be the election of the Board of Directors. Nakash Energy and each of the current Board members have agreed in the Governance Agreement, and may enter into a voting agreement to confirm that agreement, in their capacity as stockholders, to vote their respective shares at the 211(c) Annual Meeting for the election of each Incumbent Director and each Nakash Energy Director, to serve until the Post-Confirmation Annual Meeting.

As previously reported in the most recent Current Report on Form 8-K dated February 11, 2008, the Company’s Special Meeting of Stockholders, originally scheduled for January 29, 2008, has been adjourned until Tuesday, February 26, 2008 while the Company is continuing discussions to try to achieve settlement of its Delaware Chancery Court litigation with Asher E. Fogel, its former Chairman and Chief Executive Officer. In the event a settlement is not reached, the Company reserves its right to pursue relief in the Bankruptcy Court against holding the Special Meeting in view of management’s determination that holding the Special Meeting would interfere with the Company’s reorganization efforts in light of the Company’s continuing restructuring and going concern risk as noted below.

Additional Provisions Regarding Election of Directors and Termination of Governance Agreement

If the Bankruptcy Court does not approve the Governance Agreement, so long as the Incumbent Directors and the Nakash Energy Directors are re-elected at the 211(c) Annual Meeting, Nakash Energy and the Company would be required to proceed to implement the settlement of the Delaware Chancery Court litigation and the Bankruptcy Court proceedings, and the corporate governance provisions described above in this Item 5.02 would continue. If the Incumbent Directors and the Nakash Energy Directors are not so re-elected, the Governance Agreement will terminate.

Upon confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases, the Governance Agreement will terminate, except for the agreement to convene the Post-Confirmation Annual Meeting and the provisions restricting modification of the indemnification of directors and officers under the Company’s By-laws and maintaining directors’ and officers’ liability and indemnity insurance coverage, which provisions remain in effect until the new Board of Directors is elected at the Post-Confirmation Annual Meeting.

A copy of the Governance Agreement is attached to this Current Report as Exhibit 10.53.

Background of New Directors

Bruce Levy is President of TDX Power, Inc., an owner/operator of multiple regulated electric utilities in Alaska, including the utility system on Alaska’s North Slope at Prudhoe Bay. TDX Power also owns non-regulated generation facilities and supplies power equipment and engineering services to the U.S. military markets. Additionally, Mr. Levy is the principal of Bruce Levy Power Systems LLC, an energy industry consulting firm specializing in project development and finance, acquisitions and divestitures, technology and economic evaluation. He previously held executive officer level positions at O’Brien Energy and New World Power Corp, and currently serves on the board of directors of TDX Power and UK-based Global Geothermal Limited.

Michael T. Novosel was a partner in Kostin, Ruffkess & Company, LLC, Certified Public Accountants, until his retirement in 2007. Mr. Novosel has over 36 years’ experience in providing auditing and strategic business planning services. Kostin, Ruffkess & Company, LLC were the independent auditors of the Company for the fiscal years ended December 31, 2003 and December 31, 2004, but withdrew from public company audits subsequent to the filing of the Company’s financial statements for the fiscal year ended December 31, 2004 with the SEC, as previously reported in the Company’s Current Report on Form 8-K dated November 18, 2004.

Salvatore Nobile is Managing Director of S. Nobile & Co. LLP, Certified Public Accountants, who specialize in audit and taxation of multi-national companies. Mr. Nobile has over 25 years of experience in auditing and accounting.

Emzon Shung is an Executive Vice President of the Real Estate and Aviation divisions of Jordache Enterprises, Inc., a privately-held company that designs and manufactures a wide variety of denim, apparel and accessories and also owns and operates several aviation businesses, including Arkia Airlines, the second largest airline in Israel, owns the HALUTZA® olive oil company, and has extensive investments in real estate worldwide.

Robert Spiegelman is the General Counsel of Jordache Enterprises, Inc., and is also General Counsel of Nakash Energy.

Compensatory Arrangements with Respect to New Directors

Messrs. Zahren, Levy, Nobile, Shung and Spiegelman have voluntarily agreed to suspend indefinitely any cash compensation due to them for serving as independent members of the Company’s Board of Directors.

Mr. Novosel will receive a portion of the cash compensation which the Company has been paying to its independent members of the Board and to those independent directors who have served on the audit committee. This cash compensation will consist of two components: (i) a $15,000 annual retainer and (ii) $1,500 per month. The annual retainer is payable in arrears in equal quarterly installments on the last business day of the applicable calendar quarter (or any portion thereof) during which Mr. Novosel is serving in the capacity entitling him to such fee.

The Company has also had in place a stock option plan for its independent members of the Board. Pursuant to that plan, the Company has granted each of the newly-elected independent members of the Board a ten-year option to acquire 40,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on February 13, 2008, the date of their election. In addition, on the first business day of 2009 and of each calendar year thereafter so long as each individual serves as an independent director, the newly-elected independent members of the Board will each be entitled to be issued 2,500 shares of the Company’s common stock.

A copy of the news release related to the events reported in this Current Report is attached as Exhibit 99.1.

Item 8.01. Other Events.

Proposed Settlement of Delaware Chancery Court Litigation and Bankruptcy Court Proceedings with Nakash Energy

As noted above in Items 1.01 and 5.02 of this Current Report, the Company filed a motion with the Bankruptcy Court on February 14, 2008 requesting approval of the Governance Agreement and related matters in the Chapter 11 Cases, which would result in the voluntary dismissal by Nakash Energy and the Company of the Delaware Chancery Court litigation and the Bankruptcy Court proceedings. As a result, Nakash Energy’s request for an annual meeting of stockholders would be deferred until after confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases. Nakash Energy will also voluntarily withdraw its request with the Office of the United States Trustee for the appointment of an official committee of equity securityholders in the Chapter 11 Cases.

In addition to seeking the approval of the Bankruptcy Court for reconstituting the Board of Directors and the corporate governance provisions summarized in Item 5.02, the Company is also requesting that Nakash Energy be granted an allowed administrative claim for payment of its reasonable fees and expenses, up to $250,000, for having made a substantial contribution to the Chapter 11 Cases in accordance with the U.S. Bankruptcy Code. The Company also requested the Bankruptcy Court to approve the release of Bernard J. Zahren and of former directors of the Company who have resigned since the commencement of the Chapter 11 Cases — Robert A. Schneider, Jacob Feinstein, Ronny Strauss, Richard J. Augustine, and Joseph P. Reynolds (the “Retiring Directors”) — from any and all claims arising from Mr. Zahren’s and the Retiring Directors’ service as directors of the Company through the date of Bankruptcy Court approval, including without limitation claims that could have been asserted derivatively on behalf of the Company by third parties, subject to the proviso that there would be no release of claims against Mr. Zahren or the Retiring Directors for fraud, intentional misconduct or gross negligence.

A copy of the motion filed with the Bankruptcy Court seeking approval of the proposed settlement is attached to this Current Report as Exhibit 20.7.

Restructuring and Going Concern Risk

Notwithstanding the waivers, modifications and forbearance extended by the Company’s lenders as previously reported by the Company in its Current Reports on Form 8-K dated August 31, 2007, October 1, 2007, October 9, 2007, and January 9, 2008, the Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to the Company’s existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under its UK financing arrangements has entitled the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral, and the Company has been subject to the risk of additional defaults under its financing arrangements. The Company and two of its subsidiaries have consequently instituted the Chapter 11 Cases to pursue strategic alternatives for reorganization under protection of the Bankruptcy Court. The Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements. The failure to effect a reorganization on a timely basis could result in the liquidation of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.53	Governance Agreement dated February 12, 2008 by and among U.S. Energy Systems, Inc., US Energy Overseas Investments LLC, GBGH, LLC, Nakash Energy LLC, Richard J. Augustine, Joseph P. Reynolds, Bruce Levy, Michael T. Novosel, Emzon Shung, Robert Spiegelman, and Salvatore Nobile.

20.7	Motion of Debtors and Debtors-In-Possession for Entry of an Order (i) Authorizing U.S. Energy Systems, Inc. To Reconstitute its Board of Directors, and (ii) Approving a Proposed Settlement Under Bankruptcy Rule 9019, dated February 14, 2008, in Chapter 11 Case No. 08-10054 (RDD) (Jointly Administered) in U.S. Bankruptcy Court for the Southern District of New York.

99.1	News Release of U.S. Energy Systems, Inc. dated February 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: February 19, 2008